As filed with the U.S. Securities and Exchange Commission on March 13, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PROQR THERAPEUTICS N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Zernikedreef 9

2333 CK Leiden

The Netherlands

+31 88 166 7000

(Address of Principal Executive Offices)

ProQR Therapeutics N.V. Equity Incentive Plan

(Full title of the plan)

Sarah Kiely

245 Main Street

Cambridge, MA 02142

(415) 231-6431

(Name, address and telephone number of agent for service)

Copies to:

Mitchell S. Bloom, Esq. Adam V. Johnson, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000	Jurriaan Dekkers ProQR Therapeutics N.V. Zernikedreef 9 2333 CK Leiden The Netherlands +31 88 166 7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by ProQR Therapeutics N.V. (the “Registrant”) for the purpose of registering the offer and sale of (i) 5,108,693 additional ordinary shares, nominal value of €0.04 per share, that may be issued under the ProQR Therapeutics N.V. Equity Incentive Plan (as may be amended from time to time, the “Plan”) and (ii) 2,097,373 ordinary shares underlying options and restricted stock units previously granted under the Plan that were forfeited, surrendered, cancelled, terminated or expired, in whole or in part, for any reason other than through exercise without the issuance of shares, that may be made available for subsequent grants under the Plan.

The shares being registered relating to the Plan are of the same class as other securities for which the Registrant’s registration statements on Form S-8 (File No. 333-199451 and File No. 333-260801) filed with the Securities and Exchange Commission (the “SEC”) on October 17, 2014 and November 4, 2021, respectively, are effective.

The information contained in the Registrant’s registration statements on Form S-8 (File No. 333-199451 and File No. 333-260801) is hereby incorporated by reference pursuant to General Instruction E, except for “Item 6. Indemnification of Directors and Officers” and “Item 8. Exhibits.”

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the SEC, except that the Registrant does not incorporate any document or portion of a document that was furnished and deemed by the rules of the SEC not to have been filed:

(a)	the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2024, filed with the SEC on March 13, 2025 (File No. 001-36622), which contains audited financial statements for the Registrant’s latest fiscal year; and

(b)	the description of the Registrant’s ordinary shares contained in Exhibit 4.16 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2024, filed with the SEC on March 13, 2025 (File No. 001-36622), including any other amendments or reports filed for the purpose of updating such description (other than any portion of such filings that are furnished under applicable SEC rules rather than filed).

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Each subsequently filed Annual Reports on Form 20-F should be deemed to supersede entirely each earlier filed Annual Reports on Form 20-F and Reports of Foreign Private Issuer on Form 6-K containing our quarterly earnings releases and, unless explicitly stated otherwise, such earlier reports should not be deemed to be part of this Registration Statement and you should not rely upon statements made in those earlier periodic reports. Any Reports of Foreign Private Issuer on Form 6-K furnished by the Registrant to the SEC after the date of this Registration Statement (or a portion thereof) is incorporated by reference in this Registration Statement only to the extent that the report expressly states that the Registrant incorporates it (or such portions) by reference in this Registration Statement and it is not subsequently superseded. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, unless explicitly stated otherwise, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Although Dutch law does not expressly provide for the indemnification of directors, the concept of indemnification of directors of a company for liabilities arising from their actions as members of the board is, in principle, accepted in the Netherlands. The Registrant’s articles of association provide that the Registrant will indemnify its board members (including in their former capacity as management board members and supervisory board members—as applicable—prior to May 22, 2024 when the general meeting of shareholders adopted the one-tier governance regime) against (i) any financial losses or damages incurred by such indemnified person and (ii) any expense reasonably paid or incurred by such indemnified person in connection with any threatened, pending or completed suit, claim, action or legal proceedings, whether civil, criminal, administrative or investigative and whether formal or informal, in which they become involved, to the extent this relates to their position with the Registrant, in each case to the fullest extent permitted by applicable law. No indemnification shall be given to an indemnified person (a) if a Dutch court has established, without possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, suit, claim, action or legal proceedings result from either an improper performance of such person’s duties as an officer of the Registrant or an unlawful or illegal act and (b) to the extent that such person’s financial losses, damages and expenses are covered by an insurance and the insurer has settled these financial losses, damages and expenses (or has indicated that it would do so). The Registrant’s board may stipulate additional terms, conditions and restrictions in relation to such indemnification.

The Registrant has entered into indemnification agreements with each of its directors and officers, in addition to the indemnification provisions provided for in its articles of association, and the Registrant may enter into indemnification agreements with its directors and officers in the future. Subject to certain exceptions, these agreements provide for indemnification for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were directors or officers of the Registrant.

In addition, the Registrant maintains insurance on behalf of its directors and certain other representatives against damages resulting from their conduct when acting in their capacities as such directors or representatives.

Item 8. Exhibits.

The exhibit index set forth immediately prior to the signature page is incorporated herein by reference.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended Articles of Association of the Registrant effective as of May 23, 2024 (incorporated by reference to Exhibit 1.1 to the Registrant’s Annual Statement on Form 20-F for the year ended December 31, 2024 (File No. 001-36622) filed with the SEC on March 13, 2025).

4.2	Form of Warrant Agreement issued to lenders identified therein (incorporated by reference to Exhibit 10.4 to the Registrant’s Report of Foreign Private Issuer on Form 6-K (File No. 001-36622) filed with the SEC on December 30, 2021).

5.1*	Opinion of A&O Shearman, Dutch legal counsel of the Registrant.

23.1*	Consent of A&O Shearman (included in Exhibit 5.1).

23.2*	Consent of KPMG Accountants N.V., independent registered public accounting firm of the Registrant

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

99.1	ProQR Therapeutics N.V. Equity Incentive Plan (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Statement on Form 20-F for the year ended December 31, 2024 (File No. 001-36622) filed with the SEC on March 13, 2025).

107*	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leiden, the Netherlands, on March 13, 2025.

PROQR THERAPEUTICS N.V.

By:	/s/ Daniel de Boer
Name: Daniel de Boer
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Daniel de Boer, René Beukema and Jurriaan Dekkers his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement, whether pre-effective or post-effective and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto or any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on March 13, 2025.

SIGNATURES	TITLE	DATE

/s/ Daniel de Boer	Chief Executive Officer and Director	March 13, 2025
Daniel de Boer	(Principal Executive Officer)

/s/ Jurriaan Dekkers	Chief Financial Officer	March 13, 2025
Jurriaan Dekkers	(Principal Financial and Accounting Officer)

/s/ Gerard Platenburg	Chief Scientific Officer; Executive Director	March 13, 2025
Gerard Platenburg

/s/ René Beukema	Chief Corporate Development Officer and General Counsel;	March 13, 2025
René Beukema	Executive Director

/s/ Begoña Carreño	Non-Executive Director	March 13, 2025
Begoña Carreño

/s/ Bart Filius	Non-Executive Director	March 13, 2025
Bart Filius

/s/ Theresa Heggie	Non-Executive Director	March 13, 2025
Theresa Heggie

/s/ Alison Lawton	Non-Executive Director	March 13, 2025
Alison Lawton

/s/ Martin Maier	Non-Executive Director	March 13, 2025
Martin Maier

/s/ James Shannon	Non-Executive Director	March 13, 2025
James Shannon

/s/ Dinko Valerio	Non-Executive Director	March 13, 2025
Dinko Valerio

AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the aforementioned Registrant, has signed this Registration Statement on March 13, 2025.

Sarah Kiely

Authorized Representative in the United States

By:	/s/ Sarah Kiely	March 13, 2025
Name: Sarah Kiely